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Filed pursuant to Rule 424(b)(3)
Registration No. 333-108212

PROSPECTUS SUPPLEMENT
(to Prospectus dated December 16, 2003)

$240,000,000

REGAL ENTERTAINMENT GROUP

3 3/4% CONVERTIBLE SENIOR NOTES DUE MAY 15, 2008 AND
SHARES OF CLASS A COMMON STOCK ISSUABLE UPON
CONVERSION OF THE NOTES

        This prospectus supplement supplements the prospectus dated December 16, 2003, of Regal Entertainment Group relating to the resale from time to time by selling security holders of our 3 3/4% Convertible Senior Notes due May 15, 2008 held by the selling security holders and the shares of our Class A common stock issuable upon conversion of such notes.

        This prospectus supplement is filed to reflect a change in the amount of notes owned by certain of the selling security holders named in the prospectus, and certain other information respecting such selling security holders, and should be read in conjunction with the prospectus dated December 16, 2003, which is to be delivered with this prospectus supplement.

        The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading on the PORTALSM Market, a subsidiary of The Nasdaq Stock Market, Inc. Our Class A common stock is listed on the New York Stock Exchange under the symbol "RGC."

        SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES OR OUR CLASS A COMMON STOCK.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS, AS SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is February 9, 2004.

The section of the prospectus entitled "Selling Security Holders" located on pages 48-53 of the prospectus is amended and restated in its entirety to read as follows:

SELLING SECURITY HOLDERS

        We originally issued the notes in a private placement in May 2003 to Credit Suisse First Boston LLC, the initial purchaser. The initial purchaser resold the notes to purchasers in transactions exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended. The selling security holders listed in the following table, which sets forth information about the principal amount of notes and the underlying Class A common stock beneficially owned by each listed selling security holder who has provided us with a completed questionnaire, may from time to time offer and sell the notes and, if the notes are converted, the underlying shares of Class A common stock pursuant to this prospectus.

        We have prepared the table below based on information provided to us by the selling security holders. The percentage of ownership of Class A common stock for each selling security holder disclosed in this table is based on 52,793,285 shares of Class A common stock outstanding as of December 5, 2003. The amount of securities listed as beneficially owned by the selling security holders after completion of the offering and the holders' respective percentages of beneficial ownership after the completion of the offering are based on the assumption that all of the securities being offered are sold pursuant to this prospectus, and that no other notes or shares of Class A common stock are acquired or disposed of by the selling security holders prior to the termination of this offering. Because the selling security holders may sell all, some or none of their securities or may acquire or dispose of other notes or shares of Class A common stock, we cannot estimate the aggregate number of securities that will be sold in this offering or the number or percentage of shares of Class A common stock that each selling security holder will own upon completion of this offering.

SELLING SECURITY HOLDERS TABLE

Name	Principal Amount at Maturity of Notes Beneficially Owned Prior to the Offering	Principal Amount at Maturity of Notes Offered Hereby	Principal Amount at Maturity of Notes Beneficially Owned After Completion of the Offering	Percentage of Notes Beneficially Owned After Completion of the Offering	Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Class A Common Stock Offered Hereby(2)	Number of Shares of Class A Common Stock Beneficially Owned After Completion of the Offering	Percentage of Shares of Class A Common Stock Beneficially Owned After Completion of the Offering (3)
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	6,000	6,000	0	0	283	283	0	0
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	5,000	5,000	0	0	236	236	0	0
AFTRA Health Fund*	60,000	60,000	0	0	2,834	2,834	0	0
Alcon Laboratories	375,000	375,000	0	0	17,710	17,710	0	0
Allstate Insurance Company*	1,500,000	1,500,000	0	0	70,839	70,839	0	0
Amaranth L.L.C.*	15,040,000	15,040,000	0	0	710,279	710,279	0	0
Arapahoe County Colorado	37,000	37,000	0	0	1,747	1,747	0	0
Arlington County Employees Retirement System.	647,000	647,000	0	0	30,555	30,555	0	0
Asante Health Systems	86,000	86,000	0	0	4,061	4,061	0	0
BNP Paribas Equity Strategies, SNC*	13,260,000	13,260,000	0	0	626,217	626,217	0	0
BP Amoco PLC Master Trust	427,000	427,000	0	0	20,166	20,166	0	0
British Virgin Islands Social Security Board	86,000	86,000	0	0	4,061	4,061	0	0
Castle Convertible Fund, Inc.	725,000	725,000	0	0	34,239	34,239	0	0
City and County of San Francisco Retirement System	1,433,000	1,433,000	0	0	67,675	67,675	0	0
City of New Orleans	197,000	197,000	0	0	9,304	9,304	0	0
City University of New York	143,000	143,000	0	0	6,753	6,753	0	0
Coastal Convertibles	1,000,000	1,000,000	0	0	47,226	47,226	0	0
Conseco Fund Group—Convertible Securities Fund*	100,000	100,000	0	0	4,723	4,723	0	0
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	14,382,000	14,382,000	0	0	679,204	679,204	0	0
Copper Arch Capital, LLC	2,000,000	2,000,000	0	0	94,452	94,452	0	0
Credit Suisse First Boston LLC	4,000,000	4,000,000	0	0	188,904	188,904	0	0
DB Equity Opportunities Master Portfolio Ltd	6,000,000	6,000,000	0	0	283,356	283,356	0	0
DBAG London*	27,403,000	27,403,000	0	0	1,294,134	1,294,134	0	0
DEAM Convertible ARB	2,000,000	2,000,000	0	0	94,452	94,452	0	0
Delaware Dividend and Income Fund, a series of Delaware Group Equity Funds V*	50,000	50,000	0	0	2,361	2,361	0	0
Delaware Investments Dividend and Income Fund, Inc.*	550,000	550,000	0	0	25,974	25,974	0	0
Delaware Investments Global Dividend and Income Fund, Inc.*	130,000	130,000	0	0	6,139	6,139	0	0
Delaware Public Employees Retirement System	1,503,000	1,503,000	0	0	70,981	70,981	0	0
Grady Hospital Foundation	128,000	128,000	0	0	6,045	6,045	0	0
Hamilton Multi Strategy Master Fund	250,000	250,000	0	0	11,807	11,807	0	0
HFR CA Select Fund	750,000	750,000	0	0	35,420	35,420	0	0
Highbridge International LLC*	24,000,000	24,000,000	0	0	1,133,424	1,133,424	0	0
Hotel Union & Hotel Industry of Hawaii Pension Plan	165,000	165,000	0	0	7,792	7,792	0	0
Independence Blue Cross	363,000	363,000	0	0	17,143	17,143	0	0
Jefferies & Company Inc.	3,000	3,000	0	0	142	142	0	0

Name	Principal Amount at Maturity of Notes Beneficially Owned Prior to the Offering	Principal Amount at Maturity of Notes Offered Hereby	Principal Amount at Maturity of Notes Beneficially Owned After Completion of the Offering	Percentage of Notes Beneficially Owned After Completion of the Offering	Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Class A Common Stock Offered Hereby(2)	Number of Shares of Class A Common Stock Beneficially Owned After Completion of the Offering	Percentage of Shares of Class A Common Stock Beneficially Owned After Completion of the Offering (3)
KBC Financial Products USA Inc.	1,937,000	1,937,000	0	0	91,477	91,477	0	0
LDG Limited	205,000	205,000	0	0	9,681	9,681	0	0
Lexington Vantage Fund c/o TQA Investors, LLC	54,000	54,000	0	0	2,550	2,550	0	0
Lincoln National Convertible Securities Fund	1,270,000	1,270,000	0	0	59,977	59,977	0	0
LLT Limited	70,000	70,000	0	0	3,306	3,306	0	0
Lyxor/Convertible Arbitrage Fund Limited	1,020,000	1,020,000	0	0	48,171	48,171	0	0
Mainstay Convertible Fund*	1,305,000	1,305,000	0	0	61,630	61,630	0	0
Mainstay Strategic Value Convertible Fund*	45,000	45,000	0	0	2,125	2,125	0	0
Mainstay VP Convertible Fund*	570,000	570,000	0	0	26,919	26,919	0	0
Man Convertible Bond Master Fund, Ltd.	5,039,000	5,039,000	0	0	237,972	237,972	0	0
Merrill Lynch Insurance Group	315,000	315,000	0	0	14,876	14,876	0	0
Municipal Employees	231,000	231,000	0	0	10,909	10,909	0	0
New Orleans Firefighters Pension/Relief Fund	131,000	131,000	0	0	6,187	6,187	0	0
New York Life Insurance Company (POST 82)*	1,400,000	1,400,000	0	0	66,116	66,116	0	0
New York Life Insurance Company (PRE 82)*	635,000	635,000	0	0	29,989	29,989	0	0
New York Life Separate Account #7*	30,000	30,000	0	0	1,417	1,417	0	0
Nisswa Master Fund Ltd.	250,000	250,000	0	0	11,807	11,807	0	0
Occidental Petroleum Corporation	259,000	259,000	0	0	12,232	12,232	0	0
Ohio Bureau of Workers Compensation	135,000	135,000	0	0	6,376	6,376	0	0
Polaris Vega Fund L.P.	3,000,000	3,000,000	0	0	141,678	141,678	0	0
Policeman and Firemen Retirement System of the City of Detroit	485,000	485,000	0	0	22,905	22,905	0	0
Pro-mutual	862,000	862,000	0	0	40,709	40,709	0	0
Putnam Convertible Income-Growth Trust*	9,500,000	9,500,000	0	0	448,647	448,647	0	0
Pyramid Equity Strategies Fund	1,500,000	1,500,000	0	0	70,839	70,839	0	0
Sage Capital	5,185,000	5,185,000	0	0	244,867	244,867	0	0
San Diego County Employee Retirement Association	1,000,000	1,000,000	0	0	47,226	47,226	0	0
Singlehedge U.S. Convertible Arbitrage Fund	3,434,000	3,434,000	0	0	162,174	162,174	0	0
Sphinx Convertible Arb Fund SPC	143,000	143,000	0	0	6,753	6,753	0	0
Sphinx Fund c/o TQA Investors, LLC	123,000	123,000	0	0	5,809	5,809	0	0
SSI Blended Market Neutral L.P.	226,000	226,000	0	0	10,673	10,673	0	0
SSI Hedged Convertible Market Neutral L.P.	250,000	250,000	0	0	11,807	11,807	0	0
St. Thomas Trading, Ltd.*	12,961,000	12,961,000	0	0	612,096	612,096	0	0
State of Maryland Retirement Agency	3,108,000	3,108,000	0	0	146,778	146,778	0	0
Sturgeon Limited	1,881,000	1,881,000	0	0	88,832	88,832	0	0
Sunrise Partners Limited Partnership*	12,060,000	12,060,000	0	0	569,546	569,546	0	0
The Grable Foundation	79,000	79,000	0	0	3,731	3,731	0	0

Name	Principal Amount at Maturity of Notes Beneficially Owned Prior to the Offering	Principal Amount at Maturity of Notes Offered Hereby	Principal Amount at Maturity of Notes Beneficially Owned After Completion of the Offering	Percentage of Notes Beneficially Owned After Completion of the Offering	Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Class A Common Stock Offered Hereby(2)	Number of Shares of Class A Common Stock Beneficially Owned After Completion of the Offering	Percentage of Shares of Class A Common Stock Beneficially Owned After Completion of the Offering (3)
The Osterweis Strategic Income Fund	250,000	250,000	0	0	11,807	11,807	0	0
TQA Master Fund Ltd.	1,480,600	1,480,600	0	0	69,923	69,923	0	0
TQA Master Plus Fund Ltd.	3,666,400	3,666,400	0	0	173,149	173,149	0	0
TQA Special Opportunities Master Fund Ltd.	2,000,000	2,000,000	0	0	94,452	94,452	0	0
Tribeca Investments Ltd.	5,000,000	5,000,000	0	0	236,130	236,130	0	0
Trustmark Insurance	330,000	330,000	0	0	15,585	15,585	0	0
Viacom Inc. Pension Plan Master Trust	14,000	14,000	0	0	661	661	0	0
Wachovia Bank National Association	19,900,000	19,900,000	0	0	939,797	939,797	0	0
Wachovia Capital Markets LLC	4,000,000	4,000,000	0	0	188,904	188,904	0	0
Xavex-Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	456,000	456,000	0	0	21,535	21,535	0	0
Zazove Convertible Arbitrage Fund, L.P.	3,950,000	3,950,000	0	0	186,543	186,543	0	0
Zazove Hedged Convertible Fund, L.P.	2,250,000	2,250,000	0	0	106,259	106,259	0	0
Zazove Income Fund, L.P.	1,000,000	1,000,000	0	0	47,226	47,226	0	0
Zurich Institutional Benchmarks Master Fund Ltd.	1,500,000	1,500,000	0	0	70,839	70,839	0	0
Zurich Institutional Benchmarks Master Fund Ltd.	1,022,000	1,022,000	0	0	48,265	48,265	0	0
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	491,000	491,000	0	0	23,188	23,188	0	0
Any other holders of notes or future transferee, pledge, donee or successor of any holder(4)	3,188,000	3,188,000	0	0	150,556	150,556	0	0

*
This selling security holder has informed us that it (1) is an affiliate of a broker-dealer, (2) purchased the securities in the ordinary course of business, and (3) at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(1)
Assumes conversion of all of the holder's notes at the current a conversion price of $21.175 per share of Class A common stock. This conversion price, however, is subject to adjustment as described under "Description of the Notes—Conversion of Notes." As a result, the amount of Class A common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Assumes issuance of Class A common stock in the maximum amount issuable upon conversion of the notes, as described in Note (1) above, and the offering of those shares by the selling security holder pursuant to this prospectus. The selling security holders may offer and sell pursuant to this prospectus their notes, the shares of Class A common stock issued upon conversion of the notes, or both.

(3)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act. In calculating this amount, we treated as outstanding the number of shares of Class A common stock issuable upon conversion of all of that particular holder's notes, but we did not assume the conversion of any other holder' notes.

(4)
Information concerning other selling security holders who have not notified us of their intention to sell notes or shares of Class A common stock by returning a completed questionnaire will be set forth in post-effective amendments from time to time, as required. No holder may offer any notes or shares of Class A common stock pursuant to this prospectus until such holder is named herein as a selling security holder.

        Except for Credit Suisse First Boston LLC who was the initial purchaser in the offering of the notes, none of the selling security holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

VOTING/INVESTMENT CONTROL TABLE

        We have prepared the table below based on information provided to us by the selling security holders.

Name	Natural Person or Persons With Voting or Dispositive Power
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	Paul Latronica
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	Paul Latronica
AFTRA Health Fund	*
Alcon Laboratories	*
Allstate Insurance Company	*
Amaranth L.L.C.	Nicholas M. Maounis
Arapahoe County Colorado	Paul Latronica
Arlington County Employees Retirement System	Paul Latronica
Asante Health Systems	Paul Latronica
BNP Paribas Equity Strategies, SNC	Jean Dominjon, Thomas J. Mahoney and Andrew Sterge
BP Amoco PLC Master Trust	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
British Virgin Islands Social Security Board	Paul Latronica
Castle Convertible Fund, Inc.	*
City and County of San Francisco Retirement System	Paul Latronica
City of New Orleans	Paul Latronica
City University of New York	Paul Latronica
Coastal Convertibles	Jay Lurie
Conseco Fund Group—Convertible Securities Fund	*
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	Jean Dominjon, Thomas J. Mahoney and Andrew Sterge
Copper Arch Capital, LLC	Scott Sipprelle
Credit Suisse First Boston LLC	*
DB Equity Opportunities Master Portfolio Ltd	Eric Lobben
DBAG London	Dan Azzi
DEAM Convertible ARB	Eric Lobben
Delaware Dividend and Income Fund, a series of Delaware Group Equity Funds V	*
Delaware Investments Dividend and Income Fund, Inc.	*
Delaware Investments Global Dividend and Income Fund, Inc.	*
Delaware Public Employees Retirement System	Paul Latronica
Grady Hospital Foundation	Paul Latronica
Hamilton Multi Strategy Master Fund	Michael Knox, Neal Kennedy, Evan Zimmerman, James Wohlmacher, Sandra Satz, James McNeil, Jeffrey Sawyer, William Moore and Geoffrey Cragin
HFR CA Select Fund	Gene Pretti
Highbridge International LLC	Glenn Dubin and Henry Swieca
Hotel Union & Hotel Industry of Hawaii Pension Plan	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
Independence Blue Cross	Paul Latronica
Jefferies & Company Inc.	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
KBC Financial Products USA Inc.	Luke Edwards
LDG Limited	Gene Pretti
Lexington Vantage Fund c/o TQA Investors, LLC	*
Lincoln National Convertible Securities Fund	Damon F. Andres
LLT Limited	*
Lyxor/Convertible Arbitrage Fund Limited	Jean Dominjon, Thomas J. Mahoney and Andrew Sterge
Mainstay Convertible Fund	*
Mainstay Strategic Value Convertible Fund	*
Mainstay VP Convertible Fund	*
Man Convertible Bond Master Fund, Ltd.	John Null and J.T. Hansen
Merrill Lynch Insurance Group	Paul Latronica
Municipal Employees	Paul Latronica
New Orleans Firefighters Pension/Relief Fund	Paul Latronica

New York Life Insurance Company (POST 82)	*
New York Life Insurance Company (PRE 82)	*
New York Life Separate Account #7	*
Nisswa Master Fund Ltd.	Brian Taylor
Occidental Petroleum Corporation	Paul Latronica
Ohio Bureau of Workers Compensation	Paul Latronica
Polaris Vega Fund L.P.	Gregory R. Levinson
Policeman and Firemen Retirement System of the City of Detroit	Paul Latronica
Pro-mutual	Paul Latronica
Putnam Convertible Income-Growth Trust	Gene Pretti
Pyramid Equity Strategies Fund	Eric Lobben
Sage Capital	Peter de Lisser
San Diego County Employee Retirement Association	Gene Pretti
Singlehedge U.S. Convertible Arbitrage Fund	Jean Dominjon, Thomas J. Mahoney and Andrew Sterge
Sphinx Convertible Arb Fund SPC	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
Sphinx Fund c/o TQA Investors, LLC	*
SSI Blended Market Neutral L.P.	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
SSI Hedged Convertible Market Neutral L.P.	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
St. Thomas Trading, Ltd.	John Null and J.T. Hansen
State of Maryland Retirement Agency	Paul Latronica
Sturgeon Limited	*
Sunrise Partners Limited Partnership	S. Donald Sussman
The Grable Foundation	Paul Latronica
The Osterweis Strategic Income Fund	John S. Osterweis
TQA Master Fund Ltd.	*
TQA Master Plus Fund Ltd.	*
TQA Special Opportunities Master Fund Ltd.	*
Tribeca Investments Ltd.	*
Trustmark Insurance	Paul Latronica
Viacom Inc. Pension Plan Master Trust	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
Wachovia Bank National Association	Eric Pegtoa
Wachovia Capital Markets LLC	Eric Grant
Xavex-Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	*
Zazove Convertible Arbitrage Fund, L.P.	Gene Pretti
Zazove Hedged Convertible Fund, L.P.	Gene Pretti
Zazove Income Fund, L.P.	Gene Pretti
Zurich Institutional Benchmarks Master Fund Ltd.	Gene Pretti
Zurich Institutional Benchmarks Master Fund Ltd.	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	*

*
The security holder has informed Regal that there is no natural person with voting or investment power over the respective securities.

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SELLING SECURITY HOLDERS
VOTING/INVESTMENT CONTROL TABLE